Supplement dated August 3, 2007 to

Prospectus Supplement dated February 26, 2007 (to Prospectus dated May 19, 2006)

$897,805,000 (Approximate)
Mortgage Pass-Through Certificates

Deutsche Alt-A Securities Mortgage Loan Trust, Series 2007-AR2
Issuing Entity

DB Structured Products, Inc.
Sponsor

Deutsche Alt-A Securities, Inc.
Depositor

Wells Fargo Bank, N.A.
Securities Administrator and Master Servicer

The prospectus supplement dated February 26, 2007 to the prospectus dated May 19, 2006 with respect to the above-captioned series is hereby amended as follows:

The rate set forth for the Class M-7 Certificates on the cover of the prospectus supplement under the heading “Pass-Through Rate” shall be deleted in its entirety and replaced with “One-Month LIBOR plus 1.0000%(2)”.

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Deutsche Bank Securities Underwriter